Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258175 and 333-273798 on Form S-8 of our report dated March 6, 2024, relating to the consolidated financial statements of Zevia PBC and its subsidiary appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 6, 2024